                                                                    Exhibit 11.1



                  JACK CARL/312-FUTURES, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                           Three Months Ended          Nine Months Ended
                                              March 31,                   March 31,
                                        ----------------------   ---------------------------
                                          1996        1997         1996             1997
                                          ----        ----         ----             ----
EARNINGS (LOSS)

       Net income (loss)             $   272,800   $ 1,009,200   $   (89,500)    $ 1,621,800

       Deduct assumed
       dividends on Class A
       preferred stock                   (10,000)       (3,300)      (30,000)        (23,300)
                                     -----------   -----------   -----------     -----------

       Net income (loss)
       applicable to
       common stock                  $   262,800   $ 1,005,900   $  (119,500)    $ 1,598,500
                                     ===========   ===========   ===========     ===========
       SHARES

       Weighted average
       number of common
       shares outstanding             33,667,632    33,481,254    33,717,323      33,577,469
                                     ===========   ===========   ===========     ===========

      Primary earnings (loss)
       per common share:

      Net income (loss)              $       .01   $       .03   $      (.00)    $       .05
                                     ===========   ===========   ===========     ===========

Note: Fully diluted earnings per share have not been presented because the effects are not material.